Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Nocturne Acquisition Corporation on Amendment No. 4 to Form S-4 (No. 333-273986) of our report dated May 26, 2023, which includes an explanatory paragraph as to Nocturne Acquisition Corporation’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Nocturne Acquisition Corporation as of December 31, 2022 and 2021 and for the years then ended, which report appears in the Prospectus, which is part of this Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Houston, Texas

December 29, 2023